Exhibit 99.01

WPCS International, Incorporated (WPCS) – 2014 Shareholder Update Conference Call

April 16th @ 4:30 pm ET

Speaker Dial-in Numbers:
U.S. Toll Free: 800-409-8594
Canadian Toll Free: 800-796-9248
International Toll: 302-709-8352

Verbal Passcode (to be given to the operator): VH71326
Leader Name: Joe Heater

Operator: Ladies and gentlemen, thank you for standing by. Welcome to the 2014 WPCS International Shareholder Update Conference Call. On today's presentation, all participants will be in a listen-only mode. After the presentation, there'll be an opportunity to ask questions. If any participant has difficulty hearing the presentation, please press the star, followed by the zero on your telephone, for Operator assistance.

I will now hand the call over to Alan Sheinwald of Alliance Advisors. Please go ahead.

Alan Sheinwald: Good afternoon ladies and gentlemen. Thank you and welcome to the WPCS International Incorporated 2014 shareholder update conference call. Your host for today’s call is Sebastian Giordano, Interim Chief Executive Officer. He is accompanied by Joe Heater, Chief Financial Officer, and Ilya Subkhankulov and Divya Thakur, Chief Operating Officer and Chief Technology Officer of BTX Trader. Before I turn the call over to Sebastian, please be advised that the participants on today’s call will be in a listen only mode. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

I will now turn the call over to Sebastian.

Sebastian:

Thank you Alan and thank you everyone for joining us today for our 2014 shareholder update conference call.

Before beginning, I want to officially welcome Alan and his team at Alliance Advisors to WPCS as our new Investor Relations firm, and likewise welcome our new independent auditors, Marcum LLP. We are very pleased to have both of these seasoned, professional firms as advisors to the new WPCS going forward.

On today’s call we will highlight four primary areas:

•	the continuing progress being made on our restructuring;
•	the upcoming launch of our BTX trading Platform;
•	the financial results for and through the third quarter; and
•	finally, provide a vision for next steps and the future of WPCS.

First, we continue to make excellent progress on the Company’s restructuring. Upon assuming the Interim CEO position in August 2013, we immediately implemented an aggressive strategy to stabilize and start improving the Company’s financial position. At that time, the Company was facing a number of imminent threats:

•	the second notification of a potential NASDAQ delisting in just a matter of months;
•	a rapidly declining liquidity position; and
•	defaults under our Senior Secured Note Agreement.

Despite these challenges, we were able to stabilize the Company by executing key elements of the restructuring strategy including:

•	reducing expenses;
•	closing unprofitable divisions of our legacy business;
•	divesting non-profitable, or non-core divisions; and
•	renegotiating certain terms of the Senior Secured Notes.

Through our previous conference call and other subsequent PR communications, we have been transparent with regards to the strategic steps we have taken thus far to improve our overall financial condition. And while solid progress has been made, more remains to be done to improve profitability. Operations, liquidity and our balance sheet have improved, but the Company still has limited financing options currently available to it.

Most recently, we entered into a definitive asset purchase agreement to sell our "Seattle Operations", one of our two remaining profitable domestic subsidiaries for approximately $2.7 million, subject to adjustment based on the closing date balance sheet of the Seattle Operations. This all-cash, essentially as-is transaction, which we anticipate closing on, or about, May 31, 2014, will provide additional liquidity and working capital of approximately $2 million in a non-dilutive transaction, while we continue the restructuring and launch of our BTX trading platform. In connection with Seattle, I want to personally thank the entire Seattle team, led by President Curtis LaChance for their dedication and efforts. Their ability to continue to operate Seattle profitably, despite the issues facing WPCS, was no easy task, but their resolve and performance were critical to enabling us to enter into this agreement.

Creating new opportunities was another part of our restructuring plan and as a result, in December 2013, we entered into various agreements to acquire software technology in the emerging Bitcoin industry by acquiring BTX Trader LLC, for the commercialization and development of a proprietary trading platform related to Bitcoin software.

Bitcoin is an alternative currency known as a cryptocurrency utilized to facilitate transactions and the largest, in terms of market cap amongst all digital currencies. Currently, there are 12 million bitcoins that have been mined with total supply capped at 21 million. Bitcoin is a new asset class garnering a tremendous amount of press, investor interest and recognition as an alternative currency whose acceptance as a medium of exchange, is growing. We intend to capitalize on this emerging opportunity, starting, with the official launch of our BTX Trading Platform.

The BTX trading platform was originally developed by Ilya Subkhankulov and Divya Thakur. Ilya and Divya were formerly employed by REDI Global Technologies, a former Goldman Sachs subsidiary, and a leading trading platform developer for the securities business, and such technology that was utilized globally by thousands of active users. In connection with the acquisition of BTX Trader and the software technology, we were fortunate to hire both Ilya and Divya to assume responsibility for the commercialization and further development of the BTX software. They have taken this experience and know-how to develop our foundational BTX Trading Platform to what it is today and to position it for future growth.

I’d like to introduce Ilya now, the Chief Operating Officer for BTX Trader, to discuss the progress that has been made to date. After that, Ilya will turn the call over to CFO Joe Heater for a financial update before I provide closing comments. Now, Ilya.

Ilya Subkhankulov: Thanks Sebastian.

BTX is the first trading platform that enables Bitcoin traders and investors to access market data as well as execute orders for the top five Bitcoin exchanges in a single application. We originally beta launched our platform as a downloadable desktop application for Windows-based operating systems and in March unveiled the web version of the beta on the which can be accessed by logging onto www.btxtrader.com.

A key differentiator for us is the opportunity to be the premier algorithmic trading platform for digital currencies, allowing traders to execute orders and trading strategies, not available on other exchanges. For example, for those traders and investors on the call today, a key tool we utilize everyday on our trading platform are stop loss orders, used at Schwab, Etrade, Fidelity or elsewhere for stocks. For those that have tried to buy bitcoins, the spread may be large at times and volatility even larger. Having access to this tool has been useful for our beta users and feedback we have received has been positive.

Other useful tools for our users is the ability to:

•	Trade with an institutional-grade user experience;
•	Access reliable and curated market data; and,
•	Utilize sophisticated market data visualization tools, such as tick charts.

This past week, we announced April 18, 2014 as the official launch date of our web and desktop multi-exchange Bitcoin trading platform. BTX Trader will be launched as a freemium-based product, which means that the main features of the platform, such as charts, market data, and simple orders to exchanges, will remain free to all users. Meanwhile, BTX Trader's advanced order types will be offered to Bitcoin traders worldwide, at 0.2% of the notional trade value executed, with all fees collected in the form of Bitcoin from the user's balances prepaid to BTX Trader. For example, if a user sends a stop limit order to Bitstamp for 3 Bitcoin, which subsequently gets triggered at $400 and sends a limit order with a price $400 to the exchange, BTX Trader will charge the user 0.006 Bitcoin. Upon completion of the transaction, we will quickly be converting the Bitcoin holdings to cash to minimize exchange risk.  In addition to the stop limit order type, we will be offering stop market, hidden, trailing stop limit, and trailing stop market order types.

We will continue to prepare to roll out new features and functionality, including adding access to market data and order routing to major bitcoin and crypto-only exchanges.

Development-wise, BTX Trader was created as a software product, but we’ve also spent the past three months on evaluating, developing and testing other products that would allow us to enter the transactional world, not just a software product, by leveraging the existing BTX Trader platform in order to do so.

As part of these initiatives, we are preparing an application for a BitLicense for New York State, which recently outlined its requirements in the area.

Some recent events in the digital currency world include:

•	Japanese Bitcoin Exchange Mt Gox shutdown and was determined to be insolvent. This event underscores that bitcoin exchanges are essentially financial institutions that require oversight and regulation to protect consumers.
•	The IRS issued guidance on how Bitcoin assets will be taxed. While this was a surprise to many, we expect bitcoin wallet companies and exchangers to provide tools for consumers to help them determine their tax liability.
•	Countries around the world are giving guidance to businesses and banks on the legality and regulation of digital currencies. We expect countries around the world to continue to add clarity in their respective areas of jurisdiction.

Many Bitcoin companies have launched over the past year both in the US and abroad. We’ve seen a shift in how Bitcoin companies are positioning themselves, with many companies now taking compliance and regulation very seriously.

We support such regulation and will ensure that BTX Trader is compliant within every jurisdiction it ultimately operates in.

Finally, we gained a lot of visibility and interest from both consumers and institutions while attending recent bitcoin conferences in San Francisco and the Inside Bitcoins trade show in New York City. So, we are looking forward to our upcoming launch and then leveraging our platform to introduce subsequent products and services.

Thank you. I would like to now turn the call over to Joe Heater, our Chief Financial Officer.

Joe: Thank you Ilya.

Revenue for the third quarter ended January 31, 2014, increased 9.5% to approximately $8.3 million, as compared to revenue of $7.6 million for the same period in 2013. Excluding the decrease in revenue from the shut-down of the Trenton Operations, the effective increase in revenue from the remaining Suisun City, Seattle and China operations was approximately 23.2%.

Meanwhile, revenue for the nine months ended January 31, 2014, decreased 12.3% to approximately $23.5 million, as compared to $26.8 million for the same period in fiscal 2013. However, this decrease was due primarily to an $8.1 million decline in revenue from our Trenton Operations, as its strategic wind-down commenced in September 2013. Excluding the decrease attributable to the Trenton Operations, the effective increase in revenue from the remaining Suisun City, Seattle and China Operations was approximately 26.1%.

WPCS’ net loss to common shareholders for the third quarter ended January 31, 2014 was approximately $3.6 million or $0.55 per diluted share, of which approximately 94% , or $3.4 million, was attributable to: $2.5 million of non-cash interest expense charges related to the accelerated amortization of debt discount from the conversion our senior secured convertible notes during the third quarter and which do not affect the operating cash flow of the Company; a $290,000 loss from discontinued operations for the Australia, Lakewood and Hartford Operations; operating losses of $347,000 from the initial start-up of the BTX Trader segment; and operating losses of $248,000 from the wind-down of the Trenton Operation.

Similarly, the net loss attributable to common shareholders was approximately $10.0 million, or $3.41 per diluted share, for the nine months ended January 31, 2014, of which approximately 90% , or $9.0 million, was attributable to: one-time charges of $1.5 million related to severance expense recorded per the separation agreement with former CEO Andrew Hidalgo; $4.3 million of non-cash interest expense for the amortization of debt discount and expenses related to the conversion of senior secured convertible notes; $1.3 million related to the loss on extinguishment of the notes; $834,000 related to the final change in fair value of the derivative liabilities, $330,000 from discontinued operations; approximately $347,000 in operating losses from the initial start-up of the BTX Trader segment; and approximately $366,000 of operating losses from the wind-down of the Trenton Operation.

Before I turn the call back over to Sebastian, on March 31, 2014 the Company and I entered into a mutual separation agreement. I will be with the Company until July 31, 2014 and during this time will assist Sebastian and the Company with completing the fiscal year end reporting, concluding pending transactions and helping to find a capable replacement to ensure a smooth transition of the CFO role. I thank the entire WPCS team for their continued support.

Sebastian:

Thanks Ilya (Divya) and Joe for your respective updates and for your commitment and dedication to the Company.

Before I start my closing remarks, I just want to acknowledge what a tremendous asset Joe has been to WPCS and I want to personally thank him for being such a great help to me since I became Interim CEO in August 2013. I only wish the best for Joe as he pursues other opportunities. Joe will continue to assist in the smooth transition to a new CFO. Our search for a new CFO is already underway.

To recap:

The impact of the restructuring initiatives, operational improvements and debt restructuring implemented thus far, has resulted in:

•	An $8.1 million increase in shareholders’ equity, taking us from a deficit of approximately $900,000 at April 30, 2013 to equity of approximately $7.2 million at January 31, 2014; and,
•	A $2.6 million improvement in working capital, taking us from a deficit of $500,000 at April 30, 2013 to a positive position of $2.1 million at January 31, 2014, consisting of current assets of $16.6 million and current liabilities of $14.5 million.

Most of this was accomplished by the steps taken in just the six months between August 2013 and January 2014.

But the restructuring continues. Stabilizing operations and cash flow were and are critical steps in the process, but we have been working towards the other phases of this restructuring:

•	reducing the Company’s debts and liabilities;
•	securing the resources necessary to fuel growth; and,
•	ultimately, achieving and sustaining profitability.

As such, we are or will be pursuing, among other things:

•	The settlement or restructuring of certain financial obligations of the Company;
•	A cash sale of our 60% interest in our China-based joint venture;
•	Shareholder approval to increase our authorized shares to facilitate future potential financings and/or acquisitions; and,
•	The launch of BTX Trader as a revenue-generating business.

Obviously, there are no guarantees, but accomplishing some, or all of these, would have a positive impact on the Company’s financial position.

Prospectively, we will continue to operate and optimize our profitable Suisun City operation, under the very capable leadership of its President, Butch Roller and his team, who have done an outstanding job. Suisun currently has over $20 Million in backlog and continues to be awarded new projects from its current bid list, and as such we are confident that Suisun City will continue to generate profit.

Meanwhile, BTX Trader presents an exciting opportunity in the burgeoning global digital currency space. We are launching our platform, on schedule, as promised, thanks to the efforts of Ilya, Divya and the BTX team. With this foundational platform in place, we plan to rollout additional revenue-generating virtual currency products over the coming weeks and months to establish our credibility and competitive positioning in the marketplace, while seeking opportunities to partner, expand and grow this segment.

In closing, we believe that WPCS is turning the corner. Many of the problematic legacy issues have been, or are being addressed. They did not develop overnight and, as much as I would like them to, they don’t get resolved overnight either. But as I think we have clearly demonstrated, significant progress has been made in the short-term, a mere eight months, to get the Company better positioned for the future.

From our vantage point, we believe that the long-term view for WPCS is very positive. Underlying these restructuring and new business initiatives is our ongoing commitment to building shareholder value:

•	we’ve streamlined operating costs and administrative expenses;
•	we’re strengthening our balance sheet;
•	we have a core business that is operationally profitable, with a growing book of business; and
•	we are launching an emerging, high growth business opportunity with significant potential, on a global scale.

On behalf of the Board of Directors’, management and all WPCS and BTX employees, I want to thank our shareholders, bondholders, professional advisors and vendors for your support, especially during these last eight months, while we have worked through some very challenging times.

Finally, let me assure you, that we eagerly look forward to the coming months and next steps, with a high degree of confidence in our ability to, not only complete our restructuring, but to achieve our goal of building a sustainable, profitable business that can correlate into enhancing value for all shareholders.

Thank you. I would like to now turn the call over to the operator to begin the question and answer session.

Operator: We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

Sebastian: If there are no further questions, I would like to thank all the participants on our 2014 shareholder update conference call. If you have any questions please reach out to me directly or our Investor Relations firm, Alliance Advisors.

This will conclude the call.